UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 8, 2007

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 8.01. Entry into a Material Definitive Agreement and Other Events

On June 8, 2007, Entegris, Inc. (the “Company”) entered into a Credit Agreement with Wells Fargo Bank, National Association, as agent, and certain other banks party thereto (collectively, the “Banks”). The agreement provides for an $85 million credit facility (the “Facility”), including a $25 million term loan (the “Term Loan”) and $60 million revolving credit (the “Revolving Loan”). The Term Loan has a maturity date of June 30, 2008 and the Revolving Loan has a maturity date of June 30, 2010.

We generally may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Base Rate equal to the higher of the Prime Rate then in effect and the Federal Funds Rate then in effect, plus 0.50% or (b) a LIBOR rate plus a LIBOR Margin ranging from 0.75% to 1.25% depending on leverage.

The Term Loan is due and payable in full upon our offering of debt or equity securities, with certain standard exceptions. Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without penalty, other than customary breakage costs with respect to LIBOR borrowings. The Facility requires quarterly interest payments, with the principal due on the maturity date.

The Facility is guaranteed by our material direct and indirect subsidiaries that are treated as domestic entities for tax purposes. In addition, the Facility is secured by a pledge of 65% of the stock of each material subsidiary that is treated as a foreign entity for tax purposes.

The Facility requires that we comply on a quarterly basis with certain financial covenants. In addition, the Facility includes negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things:

•	sell assets or enter into sale-leaseback arrangements;

•	alter the business we conduct;

•	engage in mergers, acquisitions and other business combinations;

•	declare dividends or redeem or repurchase capital stock;

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	make loans and investments;

•	enter into negative pledge arrangements;

•	incur liens; and

•	enter into transactions with affiliates.

The Facility also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, certain events under ERISA, material cross-defaults, material judgments, and change in control. If such an event of default occurs, the Banks would be entitled to take various actions, including the acceleration of amounts due under the Facility and all actions permitted to be taken by an unsecured creditor.

We plan to borrow under the Facility pay a portion of the purchase price for the shares purchased in our offer to purchase for cash up to 20,408,163 shares of our common stock, par value $0.01 per share, at a price not greater than $12.25 nor less than $11.00 per share dated May 11, 2007, as well as to pay all related fees and expenses. We will also use the revolving credit portion of the Facility for general corporate purposes.

Item 1.02 Termination of a Material Definitive Agreement

The Facility replaces our Credit Agreement, dated as of November 30, 1999 (as amended, the “1999 Facility”), among Entegris, Inc. and Wells Fargo Bank, National Association (formerly Norwest Bank Minnesota, N.A.), which was terminated on June 8, 2007.

The 1999 Facility provided a $10 million revolving facility which included customary covenants, representations and warranties and events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: June 13, 2007	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel